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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                              ---------------------

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rules
    14a-6(e)(2) and 14c-5(d)(2))

[X] Definitive Proxy/Information Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.
                     Fred. Roeskestraat 123, P.O. Box 74763
                               1070 BT Amsterdam,
                             The Netherlands 1070 BT
                              ---------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 23, 1999
                              ---------------------
To The Shareholders:

         The 1999 Annual Meeting of the Shareholders of United Pan-Europe Communications N.V. (the "Company"), a public company organized under the laws of The Netherlands, will be held at The Okura Hotel, Ferdinand Bol straat 333, Amsterdam, The Netherlands, on Friday, July 23, 1999 at 2:00 p.m., local time, for the following purposes:

         1. To authorize the preparation of the Dutch Statutory Annual Accounts and the Annual Report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the fiscal year ended December 31, 1998;

         2. To grant discharge to the members of the Board of Management for their management and to the members of the Supervisory Board for their supervision thereof, insofar as such is apparent from the financial statements;

         3. To remove J. Timothy Bryan from the Board of Management, as proposed by the holders of our priority shares, due to his departure from the Company's employment;

         4. To elect a new member of the Board of Management;

         5. To extend the authority of the Board of Management to repurchase up to 10% of the Company's share capital for a period of 18 months (until January 23, 2001);

         6. To amend the Articles of Association of the Company (i) to authorize a new class of 100 million Ordinary Shares B with a nominal value of EUR 0.02 with the right to cast 1 vote per share, (ii) to rename the existing ordinary shares as "Ordinary Shares A," (iii) to increase the voting rights of the Ordinary Shares A, the Preference Shares A, the Preference Shares B and the priority shares to 100 votes per share and (iv) to increase the nominal value of each issued and outstanding Ordinary Share A and each priority share from EUR
0.30 to EUR 2.00 by crediting each issued and outstanding Ordinary Share A and priority share with EUR 1.70 from the Company's share premium account insofar as the Company has sufficient distributable reserves for such credit;

         7. To extend authority of the Board of Management to issue and/or grant rights to subscribe to shares in the capital of the Company for a period of five years (until July 23, 2004);

         8. To extend authority of the Board of Management to limit or exclude the pre-emptive rights of the holders of shares in the capital of the Company for a period of five years (until July 23, 2004); and

         9. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

         Copies of the Annual Accounts and the report of the Board of Management are open for inspection at the offices of the Company, located at Fred. Roeskestraat 123, P.O. Box 74763 1070 BT Amsterdam, The Netherlands 1070 BT, by registered shareholders and other persons entitled to attend meetings of shareholders of the Company. Such copies will be open for inspection from the date hereof until the close of the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                    By Order of the Board of Management

                                    /s/ Mark L. Schneider, Chairman of Board of
                                        Management and Chief Executive Officer

July 1, 1999                        /s/ Anton H.E. v. Voskuijlen, Board of
Amsterdam, The Netherlands              Management Member, Senior Vice President

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.
                     Fred. Roeskestraat 123, P.O. Box 74763
                               1070 BT Amsterdam,
                             The Netherlands 1070 BT

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------

                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is being solicited by and on behalf of the Board of Supervisory Directors (the "Supervisory Board") of United Pan-Europe Communications N.V. (the "Company") for use at the 1999 Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held at The Okura Hotel, Ferdinand Bol straat 333, Amerstdam, The Netherlands, on Friday, July 23, 1999 at 2:00 p.m., local time. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon, or, if no directions are indicated, it will be voted in favor of the proposals described in this Proxy Statement. Any shareholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

         The solicitation of proxies by the Supervisory Board will be conducted by mail. In addition, certain members of the Supervisory Board (each, a "Supervisory Director"), officers and regular employees of the Company may solicit proxies in person or by facsimile, telex or telephone. The Company will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of the ordinary shares and to UIH as the owner of our priority shares.

         At the close of business on June 8, 1999, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 129,246,123 ordinary shares and 100 priority shares outstanding, each of which is entitled to one vote. The classes of ordinary shares and priority shares are the only classes of capital stock of the Company outstanding and entitled to notice of and to vote at the Annual Meeting. Adoption of all matters to be voted on shall require the vote of a majority of the votes cast. If none of the nominees to the Board of Management obtains a majority of the votes in the Annual Meeting, a second free vote shall be taken. If again a majority is not obtained, further votes shall be taken until either one person obtains a majority or both nominees receive an equal number of votes. In the event of a tie of votes the candidate whose name appears first on the list shall be elected. Abstentions, broker non-votes and invalid votes will not be counted as votes.

         A copy of the Company's Annual Report on Form 10-K is included. A copy of the schedules and exhibits thereto may be obtained without charge by written request to Anton M. Tuijten, General Counsel, Fred. Roeskestraat 123, P.O. Box 74763, 1070 BT Amsterdam, The Netherlands 1070 BT.

         This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about July 1, 1999.

                                     ITEM 1
                APPROVAL OF ANNUAL ACCOUNTS AND ENGLISH LANGUAGE

         At the Annual Meeting, the shareholders of the Company will be asked to: (i) adopt the Company's audited annual accounts for the year 1998, as expressed in United States dollars and prepared in accordance with Dutch statutory accounting principles (the "Annual Accounts"), for the fiscal year ending December 31, 1998, as required under Dutch law and the articles of association, and (ii) authorize the preparation of the Annual Accounts and the Company's annual report in the English language.

         The Annual Accounts for the fiscal year ended December 31, 1998 are submitted to the shareholders in the English language. Pursuant to Section 2:362, Paragraph 7, of the Dutch Civil Code, the items in the annual accounts of a Dutch company shall be prepared in the Dutch language, unless the shareholders at the Annual Meeting resolve to use another language. Due to the international structure of the Company and in order to facilitate intra-company communications and external communications about the Company, the English language has been adopted by the Company as its standard for the preparation of financial statements and other publications. Therefore, it is proposed that the language of the Annual Accounts for the fiscal year ending December 31, 1998 and subsequent years be the English language.

         Copies of the Annual Accounts and the reports of the Supervisory Board and the Board of Management are available for inspection by registered shareholders and other persons entitled to attend meetings of shareholders at the offices of the Company at the Fred. Roeskestraat 123, 1070 BT Amsterdam, the Netherlands, and at the office of Citibank, N.A., 111 Wall Street, New York, New York 10043, from the date hereof until the close of the Annual Meeting.

         During the 1998 fiscal year, there were no profits accrued to the Company, and no dividend will be paid.

         The affirmative vote of the holders of a majority of the ordinary shares and the priority shares cast at the Annual Meeting is required to adopt the Annual Accounts and to approve the use of the English language with respect to the presentation of the Annual Accounts of the Company for 1998 and subsequent years.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ANNUAL ACCOUNTS AND USE OF THE ENGLISH LANGUAGE, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.


                                     ITEM 2
            GRANT DISCHARGE TO THE MEMBERS OF THE BOARD OF MANAGEMENT

         At the Annual Meeting, the shareholders of the Company will be asked to discharge the Supervisory Board and Board of Management from liability in respect of the exercise of their duties during the financial year concerned. This discharge of liability will be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and this discharge only extends to actions or omissions disclosed in or apparent from the adopted annual accounts. Generally, under Dutch law, directors will not be held personally liable for decisions made with reasonable business judgment.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DISCHARGE WITHOUT RESERVATION OF THE SUPERVISORY BOARD AND BOARD OF MANAGEMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.


                                     ITEM 3
                     REMOVAL OF J. TIMOTHY BRYAN FROM BOARD
                                  OF MANAGEMENT

         The holder of our priority shares has proposed to remove Mr. Bryan from the Board of Management because he is no longer employed by the Company. A shareholder vote will be taken on his removal from the Board of Management.

         The affirmative vote of the holders of a majority of the ordinary shares and of UIH as the holder of our priority shares cast at the Annual Meeting is required to remove Mr. Bryan from the Board of Management.

        THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
               REMOVAL OF MR. BRYAN FROM THE BOARD OF MANAGEMENT.


                                     ITEM 4
                  ELECTION OF MEMBER OF THE BOARD OF MANAGEMENT

         Our general affairs and business are managed by a Board of Management, subject to the supervision of a Supervisory Board.

         The Board of Management members are appointed at the general meeting of shareholders from a list of at least two persons proposed by UIH as the holder of our priority shares. The proposal may be set aside by two-thirds of the votes cast at the general meeting of shareholders representing more than one-half of the issued nominal capital.

         One member of the Board of Management is to be elected at the Annual Meeting. UIH, the holder of our priority shares, has proposed the election of either Charles H.R. Bracken or Anton M. Tuijten, and the Supervisory Board recommends the election of Mr. Bracken.

First Nominee

         Charles H.R. Bracken, 33, was appointed Managing Director of Strategy, Acquisitions and Corporate Development in March 1999. From 1994 he held a number of appointments at Goldman Sachs International, in London, most recently as Executive Director, Communications, Media and Technology. While at Goldman Sachs, he was responsible for providing merger and corporate insurance advice to a number of communications companies including UPC.

Second Nominee

         Anton Tuijten, 36, joined UPC in September 1998 as Vice President Legal Services and was appointed General Counsel of UPC in May 1999. He is also a member of the Management Board of chello broadband n.v. Prior to joining UPC he was General Counsel and Company Secretary of Unisource, an international telecommunications company.

         Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of Mr. Charles H.R. Bracken as a member of the Board of Management ("statutair directeur"). If at the time of or prior to the Annual Meeting Mr. Bracken should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Supervisory Board. The Supervisory Board has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for more than one nominee.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" MR. BRACKEN TO BE A MEMBER OF THE BOARD OF MANAGEMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

BOARD OF MANAGEMENT

         As of June 1, 1999, the members of the Board of Management are:


Name                       Age    Position

Mark L. Schneider          43     Chairman of Board of Management and
                                  Chief Executive Officer

John F. Riordan            56     Vice Chairman of Board of Management and
                                  President, Advanced Communications and
                                  Chief Executive Officer, chello broadband n.v.

J. Timothy Bryan           38     Board of Management Member

Anton H.E. v. Voskuijlen   41     Board of Management Member,
                                  Senior Vice President

Nimrod J. Kovacs           49     Board of Management Member and
                                  Managing Director, Eastern Europe

         Mark Schneider has been our Chief Executive Officer and Chairman of the Board of Management since April 1997. He was President of UPC from April 1997 to September 1998. Since December 1996, he has served as Executive Vice President of UIH and President and Chief Executive Officer of UIH Europe/Middle East Communications, Inc. and from May 1996 to December 1996 he was Chief of Strategic Planning and Operational Oversight of UIH. He served as President of UIH from July 1992 until March 1995 and was Senior Vice President of UIH from May 1989 until July 1992. Mr. Schneider also worked as a consultant for UIH from March 1995 to May 1998.
He has been a member of the board of directors of UIH since 1993.

         John F. Riordan was appointed our Executive Vice President in March 1998, and a member of our Board of Management in September 1998. In September 1998, Mr. Riordan was appointed Vice Chairman and President of our Advanced Communications division, overseeing implementation of our Internet/data services and digital distribution platform. In March 1999, Mr Riordan was also appointed as CEO of chello broadband n.v. From April 1997 until March 1998, he was a member of our Supervisory Board. Mr. Riordan also has served as a director of UIH since March 1998. Mr. Riordan was Chairman and Chief Executive Officer from 1992 to November 1998 of Princes Holdings Limited, the Irish multi-channel television operating company of which we owned 20% until its sale in November 1998.

     J. Timothy Bryan has been a member of the Board of Management since September 1998 and was our President and Chief Financial Officer from September 1998 to June 1999 and a member of our Supervisory Board from December 1996 to September 1998. He was also Chief Financial Officer, Treasurer and Assistant Secretary of UIH from December 1996 until September 1998. From 1993 until joining UIH, he served as Treasurer at Jones Financial Group, Inc, an affiliate of Jones International Limited, where he was primarily responsible for public and private capital formation. He also served as Treasurer for Jones Intercable, Inc. from 1990 until 1993.

     Anton H.E. v. Voskuijlen has been on our Board of Management since April 1997 and has been Senior Vice President since May 1999. He also served as our General Counsel from July 1996 until May 1999. Prior to joining our company in 1996, he served as Vice President, Business Affairs and Legal Counsel of Philips Media in New York from March 1994.

     Nimrod Kovacs was appointed our Managing Director of Eastern Europe in March 1998 and a member of the Board of Management in September 1998. He has served in various positions with UIH including President of UIH Programming, Inc. since December 1996; President, Eastern Europe Electronic Distribution & Global Programming Group from January to December 1996 and Senior Vice President, Central/Eastern Europe from March 1991 until December 1995.

SUPERVISORY BOARD

         As of June 1, 1999, the Supervisory Directors are:


 Name                    Age     Position

 Michael T. Fries        36      Chairman of the Supervisory Board
 John P. Cole, Jr.       69      Supervisory Director
 Richard De Lange        53      Supervisory Director
 Antony P. Ressler       38      Supervisory Director
 Ellen P. Spangler       50      Supervisory Director
 Tina M. Wildes          38      Supervisory Director

         The Advisor is:

 Gene W. Schneider       72      Advisor


     Michael T. Fries has been a member of the Supervisory Board since September 1998 and the Chairman since February 1999. He is also President of UIH and President of UIH Latin America, Inc., a wholly-owned subsidiary of UIH, positions he has held since September 1998. Mr. Fries also serves as President and Chief Executive Officer of UIH Asia/Pacific Communications, Inc., a majority-owned subsidiary of UIH, positions he has held since June 1995 and December 1996, respectively. Prior to becoming President of UIH Asia/Pacific Communications, Inc., Mr. Fries served as UIH's Senior Vice President, Development, in which capacity he was responsible for managing UIH's acquisitions and new business development activities since March 1990, including UIH's expansion into the Asia/Pacific, Latin American and European markets.

     John P. Cole Jr. became a member of the Supervisory Board in February 1999 and has been a director of UIH since March 1998. Mr. Cole has practiced law in Washington, D.C. since 1956 and has been counsel over the years in many landmark proceedings before the U.S. Federal Communications Commission, reflecting the development of the cable television industry. In 1966, he founded the law firm of Cole, Raywid & Braverman, a 30-lawyer firm specializing in all aspects of communications and media law. Mr. Cole is also a director of Century Communications Corporation.

     Richard De Lange has been a member of the Supervisory Board since April 1996. Since October 1998, Mr. De Lange has been Chairman of the Dutch Philips organization (Philips Nederland B.V. and Nederlandse Philips Bedrijven B.V.). He also continues to serve as President and Chief Executive Officer of Philips Media B.V., which position he assumed in February 1996. From April 1995 until October 1998, Mr. De Lange was Chairman and Managing Director of Philips Electronics UK Ltd. Previously, Mr. De Lange served since 1970 in various capacities with subsidiaries of Philips, including President of Philips Lighting Europe from December 1990 until April 1995.

     Antony P. Ressler became a member of the Supervisory Board in February 1999 and has been a director of UIH since October 1993. Mr. Ressler is one of the founding principals of Apollo Advisors, L.P. and Ares Management, L.P., which through several funds represent institutional investors with respect to corporate acquisitions and securities investments. Mr. Ressler is also a director of Allied Waste Industries, Inc., Vail Resorts, Inc., Prandium, Inc. and Berlitz International, Inc.

     Ellen P. Spangler became a member of the Supervisory Board in February 1999. Ms. Spangler is the Senior Vice President of Business and Legal Affairs and Secretary of UIH, positions she has held since December 1996. Prior to assuming her current positions, since February 1991 she served as a Vice President of UIH where her responsibilities included business and legal affairs, programming and assisting on development projects.

     Tina M. Wildes became a member of the Supervisory Board in February 1999. Ms. Wildes is the Senior Vice President of Operations and Development Oversight of UIH, a position she has held since May 1998. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UIH. From 1993 to 1997, she was Regional Vice President of UIH Latin America, Inc. From 1988 to 1994, Ms. Wildes served as either a director or vice president for development, programming and operations for several of UIH's European operating companies, including operations in Sweden, Norway, Malta, Israel, Spain and Portugal.

     Gene W. Schneider served as a member of the Supervisory Board from July 1995 until February 1999, when he became an advisor to the Supervisory Board. Mr. Schneider is also the Chairman of the Board of Directors of UIH, a position he has held since its inception in May 1989. In addition to serving as UIH's Chairman, Mr. Schneider has served as UIH's Chief Executive Officer since October 1995. From October 1995 until September 1998, Mr. Schneider also served as UIH's President.


COMMITTEES OF THE SUPERVISORY BOARD

     The Supervisory Board has an Audit Committee and a Compensation Committee. Both committees are comprised of Mr. Fries, Ms. Spangler and Ms. Wildes. The Board of Management has no committees.

     Audit Committee. The Audit Committee's functions include making recommendations concerning the engagement of independent accountants, reviewing with the independent accountants the plan and results of the auditing engagement, approving professional services provided by the independent accountants and reviewing the adequacy of the Company's internal accounting controls.

         Compensation Committee. The Compensation Committee's functions include a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee reviews the Chief Executive Officer's recommendations on (a) compensation of the senior executive officers of the Company, (b) granting of awards under the Company's stock option and other benefit plans and (c) adopting and changing major compensation policies and practices of the Company. In addition to reviewing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the whole Supervisory Board for approval. The Compensation Committee also oversees the Company's Equity Stock Option Plan and Phantom Stock Option Plan.


INFORMATION REGARDING MEETINGS

         The Board of Management held no meetings in 1998. The Supervisory Board held two meetings in 1998. The Audit Committee and the Compensation Committee each held no meetings in 1998. Each Management and Supervisory Director attended at least 75% of the meetings of the Board of Management and Supervisory Board and of the committees (if any) on which such person serves.


Family Relationships

         Tina M. Wildes, a member of the Supervisory Board, and Mark L. Schneider, the Chairman of our Board of Management and our Chief Executive Officer, are sister and brother. Gene W. Schneider is their father. No other family relationships exist between any other members of our Supervisory Board or Board of Management.


             Section 16(a) Beneficial Ownership Reporting Compliance

         Under the securities laws of the United States, our directors, our executive (and certain other) officers, and any persons holding more than 10 percent of our ordinary shares are required to report their ownership of our ordinary shares and any changes in that ownership to the Securities and Exchange Commission. We are required to report in this statement any failure to file timely reports during fiscal 1999. Based on our review of Form 3, Form 4 and Form 5 filings, we believe that all required reports were filed timely during fiscal 1999.


                             Executive Compensation

         The following table sets forth the 1998 compensation for our chief executive officer, the four other highest compensated executive officers at fiscal year end 1998 and two other executive officers that were not executive officers at fiscal year end 1998.



                           Summary Compensation Table

                                                                         Annual Compensation (1)
                                                                                           Other Annual           All Other
Name and Principal Position                         Year    Salary          Bonus        Compensation (2)     Compensation (3)
---------------------------                         ----    ------          -----        ----------------     ----------------
                                                                             (Dutch guilders)
Mark L.                                            1997    584,940          ---                ---                 9,557
Schneider(4).......................................1998    738,010
Chief Executive Officer

J. Timothy                                         1997      ---            ---                ---                  ---
Bryan(5).........................................  1998    597,300        210,262             1,657                9,557
 Former President and Chief Financial Officer

Gene                                               1997      ---            ---                ---                  ---
Musselman(6).......................................1998    499,663        149,325             7,403               142,442
Chief Operating Officer, Telekabel Wien

Margaret M.                                        1997      ---            ---                ---                  ---
Houlihan(7).................................       1998    449,637          ---               46,310              176,205
Former Managing Director, Video Services

Nimrod                                             1997      ---            ---                ---                  ---
Kovacs(8)..........................................1998    547,525          ---               1,657                9,557
Managing Director, Eastern Europe

Michael                                            1997      ---            ---                ---                  ---
Simmons(9)........................................ 1998    448,509          ---                ---                76,208
 Former Managing Director, Portugal

(1) Compensation amounts (except for automobile allowance payments and school fees, if applicable, which were paid in Dutch guilders) for the persons identified above were converted from U.S. dollars to Dutch guilders using the 1998 average exchange rate.

(2) Consisted of automobile lease, operating and maintenance payments, and health and life insurance payments for some of the executive officers listed above.

(3) Our executive officers who are United States citizens were employed by UIH and seconded to us during 1998. UIH compensates all United States citizens working for us outside the United States for certain expenses and adjustments related to non-U.S. assignments and we reimburse UIH for such expenses. These expenses and adjustments include home leave payments for trips back to the employee's home country, housing allowance and school tuition fees for the employee's children. See "-- Agreements with Executive Officers". Certain compensation identified in this column also consisted of matching employer contributions under UIH's employee 401(k) plan or our pension plan, as applicable.

(4) Mr. Schneider was appointed as our Chief Executive Officer in April 1997 but continued to serve as a consultant for UIH until September 1998. The salary amount shown consisted of the total salary paid to Mr. Schneider for his duties to us and UIH. Other compensation consisted of matching employer contributions under UIH's employee 401(k) plan and personal use of an airplane.

(5) Mr. Bryan was our President and Chief Financial Officer from September 1998 to June 1999, prior to which time he was the Chief Financial Officer of UIH. The salary amount shown consisted of the total salary paid to Mr. Bryan for his duties to us and UIH. Mr. Bryan received a performance-based bonus for 1998. Other annual compensation consisted of health and life insurance payments and other compensation consisted of matching employer contributions under UIH's employee 401(k) plan and personal use of an airplane.

(6) Mr. Musselman received a performance-based bonus for 1998. Other annual compensation consisted of health and life insurance payments. Other compensation consisted of NLG132,885 related to Mr. Musselman's non-U.S. assignment and NLG9,557 of matching employer contributions under UIH's employee 401(k) plan.

(7) Ms. Houlihan is no longer our employee. Other annual compensation consisted of NLG38,657 for Ms. Houlihan's automobile allowance and NLG7,659 for health and life insurance payments and other compensation consisted of NLG166,648 related to Ms. Houlihan's non-U.S.
assignment and NLG9,557 of matching employer contributions under UIH's employee 401(k) plan.

(8) Mr. Kovacs was appointed as our Managing Director of Eastern Europe in March 1998. The salary amount shown consisted of the total salary paid to Mr. Kovacs for his duties to us and UIH. Other annual compensation consisted of health and life insurance payments and other compensation consisted of matching employer contributions under UIH's employee 401(k) plan.

(9) We sold our interest in our Portuguese system in February 1998. Mr. Simmons no longer is our employee. Other annual compensation consisted of health and life insurance payments and other compensation consisted of NLG66,651 related to Mr. Simmons' non-U.S.
assignment and NLG9,557 of matching employer contributions under UIH's employee 401(k) plan.

      The following table sets forth information concerning options that were granted by us to the executive officers listed in the Summary Compensation Table above during the fiscal year ended December 31, 1998.

                                               Option Grants in Last Fiscal Year
                                                                                                  Potential Realizable Value
                                                                                                  at Assumed Annual Rates
                                                                                                  of Stock Price Appreciation
                                                                                                  for Option
                                                  Individual Grants                               Term(1)
                        --------------- --------------------- -------------------- -------------- --------------- ---------------
                        Number of       Percentage of Total
                        Securities      Options Granted to
                        Underlying      Employees in
                        Options         Fiscal Year              Exercise Price
                        Granted (#)                                (NLG/Share)     Expiration     5% (NLG)        10% (NLG)
                        -----------     -------------------        -----------        Date        --------        ---------

 Mark L. Schneider        975,000(2)        41.0%                   NLG12.00       04/01/07       75,747,750      91,221,000

 J. Timothy Bryan          90,000(3)          2.4%                 NLG12.00        04/01/07            679,206      1,721,242
                          397,500(4)         10.6%                 NLG13.57        09/24/08         3,392,036       8,596,766
 ---------------------- --------------- --------------------- -------------------- -------------- --------------- ---------------

(1) The potential realizable value is based on assumed annual rates of stock price appreciation from our initial public offering, NLG63.91, to the end of the option term.

(2)  Vests in 48 equal monthly installments from April 1, 1997.

(3) Shares subject to phantom options, which UPC may at its option pay in cash or UPC shares on exercise, and vest in 48 equal monthly installments from April 1, 1997. Mr. Bryan is no longer an employee of the Company.

(4) Shares subject to phantom options, which UPC may at its option pay in cash or UPC shares on exercise, and vest in 48 equal monthly installments from September 24, 1998.

      The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table above holding unexercised options as of December 31, 1998. The value of unexercised in-the-money options represents the difference between the price of the ordinary shares in our initial public offering, NLG63.91, and the exercise price of the options. See "--Stock Option Plans" and "Security Ownership of Certain Beneficial Owners and Management".

                   Aggregate Fiscal Year 1998 Option Exercises
                and Option Values at the End of Fiscal Year 1998

                           Number of
                           Shares                             Number of Securities
                           Acquired on       Value            Underlying Unexercised         Value of Unexercised
                           Exercise          Realized         Options at Fiscal Year-End    In-the-Money Options (1)
                           --------          --------         --------------------------    ------------------------
Name                                                          Exercisable  Unexercisable    Exercisable   Unexercisable
----                                                          -----------  -------------    -----------   -------------

Mark L. Schneider                                             406,250       568,750         NLG21,088,438     NLG29,523,812

J. Timothy Bryan           12,500(2)         US$59,000         62,344       425,156          NLG3,095,410     NLG21,109,198

(1) UPC sold shares in its initial public offering at NLG63.91 per share February 11, 1999. Such share price is the basis for the values determined in the above table for UPC.

(2) Represents the number of shares underlying the phantom options, which were exercised with respect to an affiliate of UPC. The value was determined by the UIH Board of Directors. Mr. Bryan is no longer an employee of the Company.

Agreements with Executive Officers

     We do not have employment agreements with any of the executive officers listed in the above table. Mr. Simmons had an employment agreement with UIH that has been terminated. Mr. Schneider has a consulting agreement with UIH and Mr. Musselman has an employment agreement with UIH. We and UIH are parties to a Secondment Agreement, pursuant to which Mr. Schneider, together with all of our other U.S. citizen employees, are seconded to us. See "Relationship with UIH and Related Transactions". Pursuant to the Secondment Agreement, we reimburse UIH for all expenses incurred by UIH in connection with the seconded employees.

     Mr. Schneider's consulting agreement with UIH is for a term of five years and expires May 31, 2000. Mr. Schneider receives a fee of NLG759,000 per year. If Mr. Schneider is terminated without cause or dies prior to the end of the term of the agreement, he or his personal representative shall receive all payments due under the agreement through its term.

     UIH , UPC and Mr. Bryan entered into an employment agreement in October 1998. Mr. Bryan ceased to be employed by UIH and UPC in June 1999 and the parties are currently in dispute over the terms of the agreement.

Stock Option Plans

     Equity Stock Option Plan. Under our Equity Stock Option Plan, the Supervisory Board may grant incentive stock options to our employees. There are 6,000,000 total shares available for the granting of options under our stock option plan. Options under our stock option plan must be granted at fair market value (as determined by the Supervisory Board) at the time of grant. The ordinary shares available under our stock option plan are held by Stichting Administratiekantoor UPC, a stock option foundation, which administers our stock option plan. Each option represents the right to acquire from the foundation a depositary receipt representing the economic value of one share. UIH appoints the board members of the foundation and thus controls the voting of the foundation's ordinary shares. Proceeds from the exercise of these options remain in the foundation. Upon liquidation of the foundation, any remaining assets revert to UIH.

     All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, our stock option plan provides that even though the options are exercisable immediately, the shares to be issued or options granted in 1996 are deemed to "vest" 1/36th each month for a three-year period from the date of option grant. The date of option grant is generally the employee's employment commencement date. For options granted in 1998 and thereafter, the vesting period has been increased to four years and the options vest 1/48th each month. No options were granted in 1997. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion.

     Our stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. Our stock option plan also provides that, in the case of change of control, the acquiring company has the right to require us to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

     Through December 31, 1998, options to acquire a total of 6,492,000 shares have been granted under the Plan. Of these, options representing 375,000 shares have been exercised and resold to the foundation and, therefore, are available for future option grants. Options representing 123,182 shares have been canceled. The exercise prices for the options range from NLG10.49 to NLG13.57.

     In March 1998, we granted Mark Schneider options for 975,000 shares at an exercise price of NLG12.00, the price at which shares were acquired by UIH and us from Philips in connection with the purchase, in December 1997, of Philips' 50% ownership interest in us. See "Certain Transactions and Relationships."

     Phantom Stock Option Plan. Under our phantom stock option plan, the Supervisory Board has granted certain employees the right to receive an amount in cash or stock, at the Supervisory Board's option, equal to the difference between the fair market value of the shares and the stated grant price for a specified number of phantom options. Through December 31, 1998, options representing 2,162,500 phantom shares remained outstanding. The grant prices for the phantom options range from NLG12.00 to NLG13.57. The phantom options have a four-year vesting period and vest 1/48th each month. The phantom options may be exercised during the period specified in the option certificate, but in no event, later than ten years following the date of grant. 744,100 of the outstanding phantom options were fully vested on December 31, 1998. Our phantom stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. Our phantom stock option plan also provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable.

     Our phantom stock option plan also provides that upon the offering, an employee holding phantom options may convert these into options for shares under our stock option plan. If the employee elects not to do so, upon exercise of the phantom options we may elect to issue such number of shares equal to the value of the cash difference in lieu of paying the cash.

Limitation of Liability and Indemnification Matters

     Pursuant to Dutch law, each member of the Supervisory Board and Board of Management is responsible to us for the proper performance of his or her assigned duties. Generally, under Dutch law, directors will not be held personally liable for decisions made with reasonable business judgment.

      Our articles of association provide that we must indemnify any person who:

      o is or was a member of the Supervisory Board or the Board of Management,

      o suffers any loss as a result of their position as a member of such boards, and

      o    acted in good faith in carrying out their duties.

      This indemnification does not apply if the person seeking indemnification is found to have acted with gross negligence or wilful misconduct in the performance of their duty to us unless the court in which the action is brought determines that indemnification is appropriate. A majority of the members of the Supervisory Board must approve any indemnification unless the entire Supervisory Board is named in the lawsuit, in which case the indemnification may be approved by independent legal counsel in a written opinion or by the general meeting of shareholders. The Supervisory Board may extend the indemnification provisions of our articles of association to any of our officers, employees or agents.

Compensation of Supervisory Board Members

      All of the members of the Supervisory Board, other than Mr. De Lange, are directors or employees of UIH. None of these members receive additional compensation for serving on the Supervisory Board.

Compensation of Board of Management Members

      The aggregate 1999 salary compensation for the entire Board of Management is approximately NLG3,111,000. In addition, we provide our executive officers with automobile allowances and other benefits. Expatriates also receive housing allowances, foreign tax equalization payments and other compensation relating to their foreign assignments.

Compensation Committee Interlocks and Insider Participation

      We and UIH have concluded a secondment arrangement, pursuant to which certain U.S. citizens employed by UIH are seconded to us. See "Relationship with UIH and Related Transactions". Prior to our initial public offering in February 1999, compensation for all members of our management who are employees of UIH was set by the compensation committee of UIH and compensation for all of our other employees was determined by the Supervisory Board. In February 1999, our Supervisory Board established a compensation committee following the completion of the initial public offering. The compensation committee is composed of Mr. Fries, Ms. Spangler and Ms. Wildes, each of whom is a member of the Supervisory Board. The members of our management who are employees of UIH, however, will continue to have their compensation set by the UIH compensation committee. None of the members of the UIH or UPC compensation committee or our Supervisory Board has served as a director or member of a compensation committee of another company that had any executive officer that was also one of our Supervisory Directors or a member of the compensation committee of UIH.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information concerning the beneficial ownership of all classes of securities as of June 1, 1999, by (1) each shareholder who is known by us to own beneficially more than 5% of the outstanding ordinary shares at such date; (2) each of our Supervisory Directors and our advisor to the Supervisory Board; (3) each of our executive officers; and (4) all of our Supervisory Directors, advisors and executive officers as a group. Because Messrs. G. Schneider, Cole, Ressler, M. Schneider and Riordan are directors of UIH, they may be deemed to own beneficially our shares held by UIH. They disclaim any beneficial ownership of these shares and this table does not include those shares.

                                 Ordinary Shares

                                                Number             Percentage(1)
Beneficial Owner

United International Holdings,                  80,734,292(2)      62.5%
  Inc.(2)

Microsoft Corporation(3)                        10,157,750          7.86%

Gene W. Schneider(4)                                31,000          *

Michael T. Fries(5)                                  3,051          *

John P. Cole, Jr.                                    1,525          *

Richard De Lange                                       ---          ---

Antony P. Ressler                                      ---          ---

Ellen P. Spangler                                      305          *

Tina Wildes                                          3,051          *

Mark L. Schneider(6)                               578,438          *

J. Timothy Bryan                                       ---          ---

Charles H.R. Bracken                                   ---          ---

John F. Riordan(7)                                 296,532          *

Nimrod J. Kovacs(8)                                 15,000          ---

Anton H.E. v. Voskuijlen(9)                        254,688          *

All directors, director nominees and             1,168,590         1.4%
executive  officers as a group (11
persons)
---------------------------
     * Less than 1%.

(1) The figures for the percent of shares are based on 129,246,123 ordinary shares outstanding on June 8, 1999 (after elimination of shares held in treasury or by subsidiaries).
(2) Includes 3,646,823 ordinary shares held by the stock option foundation, the board members of which are appointed by UIH. The address of United International Holdings, Inc. is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, U.S.A.
(3) The address of Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052.
(4) Includes 10,000 ordinary shares held by the Gene W. Schneider Family Trust of which Mr. Schneider is a co-trustee. Also includes 1,000 ordinary shares owned by his spouse.
(5)      Includes 3,051 ordinary shares owned by Mr. Fries' spouse.
(6) Mr. M. Schneider holds currently exercisable options for 975,000 ordinary shares of which options for 426,562 ordinary shares are subject to our repurchase right, which expires April 1, 2001. Includes 10,000 ordinary shares held by the Gene W. Schneider Family Trust of which Mr. Schneider is a co-trustee.
(7) Mr. Riordan holds currently exercisable options for 525,000 ordinary shares of which options for 229,688 ordinary shares are subject to our repurchase right, which expires April 1, 2001. Includes 1,220 ordinary shares owned by Mr. Riordan's spouse.
(8)      Includes 5,000 ordinary shares held by Kovacs Communications, Inc.
(9) Represents currently exercisable options for 300,000 ordinary shares of which options for 45,312 ordinary shares are subject to our repurchase right, which expires January 1, 2002.


                     Certain Transactions and Relationships

Loans to Executive Officers

         In 1996, we loaned Mr. van Voskuijlen NLG106,245 and in 1998, we loaned him NLG40,500 to enable him to pay the tax on the stock options received in those years. These recourse loans bear no interest. The loans are due upon exercise of his options. We made similar loans to other employees for the purpose of exercising and/or paying tax on options.

The Discount Group's Option

         In November 1998, a subsidiary of Discount Investment Corporation loaned us $90.0 million (the "DIC Loan") to acquire additional interests in our Israeli operation. In connection with the DIC Loan, we granted an option to the Discount Group, our partner in our Israeli system and an affiliate of Discount Investment Corporation, to acquire ordinary shares at a price per share equal to the price in the initial public offering, discounted by a factor of 10%. The Discount Group exercised its option and we issued 1,558,654 ordinary shares to it at the same time as the closing of our initial public offering. The aggregate purchase price for the shares was equal to the sum of $45 million, plus interest thereon at the rate of 8% per annum from November 9, 1998 through the closing of the exercise of the option. The Discount Group currently owns about 1.3% of our outstanding ordinary shares.

         In connection with the exercise of the option, we have agreed to enter into a registration rights agreement with the Discount Group and a shareholders' agreement with the Discount Group and UIH. Under the shareholders' agreement, UIH has agreed to vote in favor of one supervisory board member nominated by the Discount Group for as long as the Discount Group and its affiliates retain at least the number of ordinary shares originally acquired upon the exercise of the option. In addition, the Discount Group will receive the right to participate on equal terms in connection with sales of ordinary shares by UIH, including the right to sell the Discount Group's entire interest in us in connection with a sale by UIH of a controlling interest in us. The Discount Group will also receive the right to negotiate with UIH prior to certain sales of ordinary shares by UIH. UIH will receive a right of first refusal with respect to a sale of ordinary shares by the Discount Group and the right to require that the Discount Group agree to a merger or sale of all of our shares proposed by UIH. In addition, there are certain limited restrictions on the entities or persons to whom the Discount Group may transfer its ordinary shares.

         Upon the exercise of the option, the Discount Group received an additional option to acquire ordinary shares from us at a price per share equal to the greater of (1) the price in our initial public offering or (2) the average sale price of our ordinary shares on the Amsterdam Stock Exchange for the 30-day period immediately preceding the exercise date. The aggregate purchase price for the ordinary shares purchased pursuant to the additional option would be equal to the sum of $45 million, plus interest thereon at the rate of 8% per annum from November 9, 1998 through the closing of the additional option. The transfer rights and restrictions set forth in the registration rights agreement and the shareholders' agreement discussed above will be applicable with respect to the ordinary shares acquired by the Discount Group upon the exercise of the additional option. The additional option will terminate if it is not exercised on or before September 30, 2000.

Relationship With UIH and Related Transactions

         UIH is a leading provider of video, voice and data services outside the United States. Together with its strategic and financial partners, UIH has ownership interests in multi-channel television systems in operation or under construction in over 20 countries. UIH's operations are organized in three geographic regions: (1) Europe, consisting of UIH's interest in us; (2) Asia/Pacific, including investments in operating systems and development projects in Australia, New Zealand, the Philippines, Tahiti and China; and (3) Latin America, including multi-channel television systems in Brazil, Chile, Mexico and Peru.

         Control by UIH. Immediately prior to our initial public offering, UIH held effectively all of the voting control over us and held all of our issued and outstanding ordinary shares, other than approximately 7.7% of such shares that have been registered in the name of the stock option foundation to support our stock option plan. As a result of the initial public offering, the shares registered in the name of the foundation currently represent 4.8% of our issued and outstanding ordinary shares. UIH appoints the board members of the foundation and thus controls the voting of these shares as well. See "Management -- Stock Option Plans". UIH currently owns approximately 62% of our outstanding ordinary shares and all of our outstanding priority shares. Because we are a strategic holding of UIH, UIH will continue to control us for the foreseeable future. Five members of our six-member Supervisory Board are directors, officers or employees of UIH.

         Transactions with UIH. As part of the acquisition of UPC, we acquired approximately 3.17 million shares of UIH's Class A Common Stock. We subsequently sold 384,531 of these shares for certain interests in our Irish operating company and Tara, a programming service. We currently hold approximately 2.8 million shares, which currently represents approximately 7% of UIH's outstanding common stock. We have given UIH the right to acquire these shares of UIH Class A Common Stock at their market value, based on a ten-trading day average.

         UIH has sold to us, in exchange for 6,330,340 of our ordinary shares, UIH's 37.5% voting and 44.75% economic interest in the telephone system operating in the Monor region of Hungary, and its interest in the Tara programming joint venture. UIH has also sold to us its interest in the IPS programming joint venture in exchange for 4,955,264 ordinary shares.

         Agreements with UIH. Subject to certain limitations, beginning on February 11, 2000 (one year after the date of our initial public offering), UIH may require us to file a registration statement under the Securities Act of 1933 with respect to all or a portion of UIH's ordinary shares or ADSs, and we are required to use our best efforts to effect such registration, subject to certain conditions and limitations. We are not obligated to effect more than three of these demand registrations using forms other than Form S-3 or F-3, as the case may be. UIH may demand registration of such securities an unlimited number of times on Form S-3 or F-3, as the case may be, except that we are not required to register UIH's ordinary shares on Form S-3 more than once in any six-month period. UIH also has the right to have its ordinary shares included in any registration statement we propose to file under the Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. We have also granted UIH rights comparable to those described above with respect to the listing or qualification of the ordinary shares held by UIH on the Amsterdam Stock Exchange or on any other exchange and in any other jurisdiction where we previously have taken action to permit the public sale of our securities.

         UIH incurs certain overhead and other expenses at the corporate level on behalf of us and its other operating companies. These include expenses not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. UIH also incurs direct costs for its operating companies such as travel and salaries for UIH employees performing services on behalf of its respective operating companies. We and UIH are parties to a management service agreement, with an initial term through 2009, pursuant to which UIH will continue to perform these services for us. Under the management service agreement, we will pay UIH a fixed amount each month as its portion of such unallocated expenses. This fixed amount is initially $300,000 per month. After the first year of the management services agreement, the fixed amount may be adjusted from time to time by UIH to allocate these corporate level expenses among UIH's operating companies, including us, taking into account the relative size of the operating companies and their estimated use of UIH resources. In addition, we will continue to reimburse UIH for costs incurred by UIH that are directly attributable to us.

         We and UIH are also parties to a secondment agreement that specifies the basis upon which UIH may second certain of its employees to us. UIH's secondment of employees to us helps us attract and retain U.S. citizens and other employees who want U.S. benefit plans, without creating a separate U.S. employment subsidiary. We generally are responsible for all costs incurred by UIH with respect to any seconded employee's employment and severance. UIH may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to UIH. During the year ended December 31, 1998, we incurred approximately NLG11.9 million for costs associated with the seconded employees, reimbursable to UIH.

         We have agreed with UIH that so long as UIH holds 50% or more of our outstanding ordinary shares, (1) UIH will not pursue any video services, telephone or Internet access or content business opportunities specifically directed to the Europe or Israel markets, unless it has first presented such business opportunity to us and we have elected not to pursue such business opportunity, and (2) we will not pursue any video services, telephone or Internet access or content business opportunities in Saudi Arabia or in other markets outside of Europe or the Middle East unless we have first presented such business opportunity to UIH and UIH has elected not to pursue such business opportunity. Either party may pursue any business in the United States and its territories and possessions without regard to activities of the other.

         We have agreed to sell to UIH, upon request, all or any portion of the UIH Class A Common Stock held by us at a price based upon the trading price of such stock during a specified period prior to sale. UIH and we have also agreed that we will provide audited financial statements to UIH in such form and with respect to such periods as shall be necessary or appropriate to permit UIH to comply with its reporting obligations as a publicly traded company and that we will not change our accounting principles without UIH's prior consent. We have consented to the public disclosure by UIH of all matters deemed necessary or appropriate by UIH in its sole discretion to satisfy the disclosure obligations of UIH or any affiliate thereof under the United States federal securities laws or to avoid potential liability thereunder. We have also agreed to indemnify UIH against all liabilities UIH may incur in connection with UIH's indemnification obligations under the underwriting agreement.

         UIH Indenture. We, as a subsidiary of UIH, are subject to the provisions of the indenture governing UIH's senior secured discount notes due 2008. This indenture contains covenants that, among other things, limit the ability of UIH and its subsidiaries, including us, to:

         o incur indebtedness and issue certain preferred stock in amounts exceeding that permitted based upon financial ratio and other tests,

         o repurchase equity interests from third parties other than UIH,

         o         make investments in non-controlled entities,

         o enter into agreements that would restrict the ability to make distributions,

         o         loans or other payments to equity holders,

         o         create certain liens,

         o sell assets or issue equity for other than cash or fail to invest the cash proceeds of such sales within 360 days of the sale periods, and

         o         enter into transactions with affiliates of UIH.

         We will continue to be controlled by UIH and restricted by the terms of its debt securities. We have agreed with UIH that, for as long as we are subject to the provisions of UIH's indenture, as amended or supplemented, or any other indenture or agreement to which UIH is a party governing indebtedness of UIH that replaces or refinances any indebtedness governed by UIH's indenture, as amended or supplemented, we will not take any action that will result in a breach of UIH's indenture.

         UIH's senior secured discount notes were issued pursuant to the Indenture, dated as of February 5, 1998, by and between UIH and Firstar Bank of Minnesota N.A., as trustee. The foregoing description of certain covenants of this indenture is a summary only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of this indenture, which are hereby incorporated by reference. A copy of UIH's indenture has been incorporated as an exhibit to the registration statement filed with the United States Securities and Exchange Commission in connection with our initial public offering.

Relationship With Microsoft

         We have signed a letter of intent with Microsoft Corporation to establish a technical services relationship and, as part of this, have agreed to set up a series of joint projects to deliver Internet, non-traditional telephone and other interactive video and general services to digital cable set-top devices, personal computers and other devices within and beyond our service areas. The particular terms of each joint project will be negotiated by us and Microsoft. As part of this relationship, we plan to establish a technology board to review technology issues and develop technology specifications and directions. This board would be chaired by Scott Bachman, our Managing Director of Technology, and would include representatives from Microsoft and us. In addition, we and Microsoft would be preferred suppliers to one another, with Microsoft having the first opportunity to license technologies to us. We would be given the opportunity to present and offer our products to Microsoft offices in Europe. We and Microsoft would also cooperate to advocate mutually-agreed standards and regulations to the bodies in our service territories who set technical standards. We would also have the right to license Microsoft software for the delivery of Internet content services over our network.

          As part of this technology relationship, we have agreed that, on the earlier of three months from the date of the letter of intent and the signing of the first definitive agreement with Microsoft, we will grant Microsoft warrants to purchase up to 3,800,000 ADSs, which would currently represent approximately 3.0% of our outstanding share capital. Microsoft will have the option under these warrants to purchase ordinary shares instead of ADSs. These warrants can be exercised at a price of $28.00 per ordinary share or ADS. These warrants will not be exercisable until at least February 16, 2000 and will expire February 16, 2003. In addition, half of the warrants will not vest until certain performance standards are met. We have agreed to grant Microsoft certain registration rights to be negotiated with respect to the ADSs or shares to be issued upon exercise of these warrants. In addition, we will grant Microsoft a preemptive right to purchase up to an aggregate of 10% of chello broadband n.v. in any public or private equity offering at such offering's price and the right of first negotiation in any private equity offering, other than to our or other cable operators in exchange for carriage of chello broadband n.v..

         Microsoft agreed not to dispose of the shares purchased in our initial public offering for six months following such offering nor will it acquire more than 15% of our total share capital without the prior written approval of our Supervisory Board. If we enter into a definitive agreement, as expected, Microsoft will extend its six-month lock-up period to one year.

             Compensation Committee Report On Executive Compensation

         The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed field under such Acts.

Compensation Philosophy

         During 1998, the Supervisory Board was responsible for structuring and implementing the Company's executive compensation program and for reviewing compensation paid to certain key management personnel. The Supervisory Board also administered the stock option plans during 1998. The Compensation Committee was formed in January 1999. The following report relates to compensation reported by the Company for 1998 and is based upon the compensation program implemented by the Supervisory Board. The report is based upon information available to the current members of the Compensation Committee about the Company's compensation program as it was implemented during 1998, by the Supervisory Board.

         The Company's compensation philosophy is based on the belief that the principal component of total executive compensation should be linked to stockholder return on investment as reflected in the appreciation in the price of the Company's ordinary shares. In applying this philosophy, the Supervisory Board implemented a compensation policy that seeks to attract and retain superior executives and to align the financial interests of the Company's senior executives with those of its shareholders. The Company attempts to realize these goals by providing a reasonable base salary to its executive officers and senior management while emphasizing the grant of equity-based incentives commensurate with their performance and level of responsibility. Given the nature of the Company's business and its stage of development, any assessment of an executive performance tends to be very subjective. The Company does not generally pay cash bonuses to its executive officers.

Base Salary

         The Company believes base salary levels of its executive officers should be reasonable but not excessive. The Company reviews and determines the base salaries for the Company's executive officers and other senior management every 12 to 16 months. A recommendation for specific base salaries for all executive officers is submitted to the Committee by the Company's Chief Executive Officer for approval. The recommendation is based largely on the subjective assessment of the executives' experience, performance, level of responsibility and length of service with the Company, but also reflects the base salary paid to executives and other senior management recently hired by the Company relative to the salary of those whose compensation is being reviewed.

         The Chief Executive Officer explains the factors on which the recommendation is based, discusses the responsibilities and performance of the persons whose compensation is being reviewed and responds to inquiries from the Committee. During the year ended December 31, 1998, the Supervisory Board undertook a review of the compensation paid to its named executive officers and other key management as a result of certain promotions and realignment of responsibilities. Based on such review and the recommendation of the Chief Executive Officer, the Committee then established new salary levels for its named executive officers. The Committee believes such new salary levels reflect the responsibilities of such officers and are necessary to retain such officers based on the salaries paid to officers in comparable positions in the media companies included in the survey.

Equity Based Incentives

         To make its overall compensation package for executive officers and other senior management competitive with other companies in the telecommunications industry, the Company emphasizes equity-based incentives rather than salary and bonuses. The Supervisory Board believes that reliance upon such incentives is appropriate because they foster a long-term commitment to the Company and encourage employees to seek to improve the long-term appreciation in the market price of the Company's ordinary shares. Equity-based incentives are provided to the Company's executives and key employees through the Employee Plan. In general, executive officers and other employees are eligible for grants of stock options upon their employment by the Company. Options are typically granted at the fair market value of the ordinary shares on the date of grant and, since 1998, options typically vest over a period of four years. During the year ended December 31, 1998, the Supervisory Board granted stock options for an aggregate of 975,000 ordinary shares to the Chief Executive Officer. In addition, the Supervisory Board granted phantom options for an aggregate of 487,500 ordinary shares to one of the named executive officers. The Committee believes such grants are in the best interest of the Company and are consistent with its philosophy of providing equity-based incentives to retain talented management and to encourage such management to improve the long-term appreciation of the Company's ordinary shares. The Supervisory Board based its grants for the year ended December 31, 1998, in part, upon the level of the executive or other key employee's responsibilities and contributions they have made to the Company's financial and strategic objectives.

Fiscal 1998 Compensation for Chief Executive Officer

         The executive compensation policy described above is applied in establishing the base salary for the Company's Chief Executive Officer. The Company did not make any adjustment to the base salary of the Chief Executive Officer during the year ended December 31, 1998. As a result, the Chief Executive Officer's salary remains at $375,000, which the Supervisory Board set in December 1997. The Committee continues to believe such salary is reasonable based on the recent growth of the Company. Such salary is also intended to be at a level slightly higher than that of the other most highly compensated executive officers of the Company. The base salary bears no specific relationship to the Company's performance during the year ended December 31, 1998. For the reasons stated above under "Equity-Based Incentives," the Company granted options for 975,000 ordinary shares with an exercise price of NLG 12.00 per share to the Chief Executive Officer.

                                            COMPENSATION COMMITTEE

                                            Michael T. Fries
                                            Ellen P. Spangler
                                            Tina M. Wildes

Stockholder Return Performance Graph

         The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The following graph compares the cumulative total stockholder return (assuming reinvestment of dividends) on the Company's ordinary shares with the NASDAQ Composite Index (U.S. and Foreign) and a peer group of companies based on the NASDAQ Telecommunications Stocks Index (the "NASDAQ Telecom"). The graph assumes that the value of the investment in the Company's ordinary shares and each index was $100 on February 11, 1999. The Company has not paid any cash dividends on its ordinary shares and does not expect to pay dividends for the foreseeable future. The stockholder return performance graph below is not necessarily indicative of future performance.

[graph appears here]

                                    2/11/99      4/30/99
United Pan-Europe Communications    $100.00      155.39
NASDAQ Telecom                      $100.00      114.19
NASDAQ Composite (US & Foreign)     $100.00      104.56


 *The quotation for the Company is a February 11, 1999 initial offering price.

                                     ITEM 5
               EXTENSION OF AUTHORITY OF BOARD OF MANAGEMENT UNTIL
                      JANUARY 23, 2001 TO REPURCHASE SHARES

         Under Dutch law and the Articles of Association of the Company, the Company and its subsidiaries may, subject to certain Dutch statutory provisions, repurchase up to one-tenth of the Company's issued share capital. Any such purchases are subject to approval of the Supervisory Board, UIH as the holder of our priority shares and the authorization by the shareholders at the Annual Meeting, which authorization may not continue for more than eighteen months. By shareholders' resolution adopted on February 10, 1999, the Board of Management was authorized for eighteen months to repurchase up to 10% of the outstanding share capital of the Company. The authorization expires on October 9, 2000, but may be extended for an additional eighteen-month period if authorized by the shareholders at the Annual Meeting.

         It is proposed to extend the authority of the Board of Management to repurchase up to 10% of the outstanding share capital of the Company for an additional eighteen-month period from the date of the Annual Meeting until January 23, 2001, for a repurchase price between (i) the nominal value of the shares concerned and (ii) an amount equal to 110% of the highest price officially quoted on the NASDAQ National Market and the Amsterdam Stock Exchange on any of five banking days preceding the date of the repurchase.

         The affirmative vote of the holders of a majority of the ordinary shares and the priority shares cast at the Annual Meeting is required to extend the authorization of the Board of Management to repurchase up to 10% of the outstanding share capital of the Company for an additional 18-month period from the date of the Annual Meeting.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE BOARD OF MANAGEMENT TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARE CAPITAL OF THE COMPANY UNTIL JANUARY 23, 2001.

                                     ITEM 6
AMENDMENT OF THE ARTICLES OF ASSOCIATION TO AUTHORIZE 100 MILLION ORDINARY SHARES B WITH THE RIGHT TO CAST 1 VOTE PER SHARE AND TO INCREASE THE VOTING RIGHTS OF THE NEWLY RE-NAMED ORDINARY SHARES A, THE PRIORITY SHARES, THE PREFERENCE SHARES A AND THE PREFERENCE SHARES B TO 100 VOTES PER SHARE

         The Supervisory Board has proposed an amendment to the Company's Articles of Association to (i) authorize 100 million shares of a new class of ordinary shares ("Ordinary Shares B") with the right to cast 1 vote per share,
(ii) to re-name the existing ordinary shares as "Ordinary Shares A," (iii) to increase the voting rights of the Ordinary Shares A, the priority shares, the Preference Shares A and the Preference Shares B to 100 votes per share and (iv) to increase the nominal value of each issued and outstanding Ordinary Share A and each priority share from EUR 0.30 to EUR 2 by crediting each issued and outstanding Ordinary Share A and priority share with EUR 1.70 from the Company's share premium account insofar as the Company has sufficient distributable reserves for such credit. The Company's distributable reserves are the total equity of the Company less the paid-up and called-up part of the issued share capital and any reserves that are required by law.

         The Ordinary Shares B would be issued as either bearer shares or registered shares, at the option of the shareholder. Their nominal value would be EUR 0,02 and the minimum price at which they could be issued would be EUR
2.00. The two classes of Ordinary Shares would be otherwise identical, except that the Board of Management must obtain the approval of the holders of Ordinary Shares B prior to cooperating with a public offer for shares in the capital of the Company if the offer is either limited to Ordinary Shares A or the offer is not made on equal financial terms for the shares of both classes of Ordinary Shares.

         The shareholders are being asked to approve the amendment and to authorize each member of the Board of Management of the Company, as well as each deputy civil law notary of Loeff Claeys Verbeke, advocates and civil law notaries in Amsterdam, to apply for the ministerial statement of no objections on the draft deed of amendment, to amend said draft in such a way as might appear necessary in order to obtain the statement of no objections and to execute the deed of amendment of the Articles of Association.

         There are currently no plans to issue the Ordinary Shares B or to list them on any exchange. The Ordinary Shares B could be issued in the future for cash or to acquire other businesses or assets.

         A copy of the proposed amendment is attached.

         The affirmative vote of the holders of a majority of the ordinary shares and of UIH as the holder of our priority shares cast at the Annual Meeting is required to approve the proposed amendment.

         THE SUPERVISORY BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT.

                                     ITEM 7
                   EXTENSION OF AUTHORITY OF SUPERVISORY BOARD
                 TO ISSUE SHARES THE COMPANY UNTIL JULY 23, 2004

         Under Dutch law and the Articles of Association of the Company, the Board of Management has the power, subject in each case to the approval of the Supervisory Board and UIH as the holder of our priority shares, to issue and/or grant rights to subscribe to shares in the Company's share capital if and insofar as the Board of Management has been designated by the Company's shareholders as the authorized body for this purpose. A designation of the Board of Management to issue shares may be effective for a specified period up to five years and may be renewed on a rolling annual basis. By shareholders' resolution adopted on February 10, 1999, the Board of Management was authorized to issue shares and/or to grant rights to subscribe to shares. The authorization expires on February 9, 2004.

         It is proposed to extend the designation of the Board of Management to issue all unissued shares of the Company's authorized capital shares and/or grant rights to subscribe to shares for a five year period from the date of the Annual Meeting until July 23, 2004.

         The affirmative vote of the holders of a majority of the ordinary shares and of UIH as the holder of our priority shares cast at the Annual Meeting is required to extend the said designation of the Board of Management to issue shares and/or grant rights to subscribe to shares for a five year period from the date of the Annual Meeting until July 23, 2004.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION
OF THE AUTHORITY OF THE SUPERVISORY BOARD TO ISSUE SHARES AND/OR TO GRANT RIGHTS TO SUBSCRIBE TO SHARES OF THE COMPANY UNTIL JULY 23, 2004.


                                     ITEM 8
                   EXTENSION OF AUTHORITY OF SUPERVISORY BOARD
            TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL JULY 23, 2004

         Holders of ordinary shares have a pro rata pre-emptive right of subscription to any ordinary share issuance for cash except if it concerns shares to employees unless such right is limited or excluded. Holders of ordinary shares have no pro rata pre-emptive subscription right with respect to any ordinary shares issued for consideration other than cash. If designated for this purpose by the shareholders, the Board of Management has the power, after approval by the Supervisory Board and UIH as the holder of our priority shares, to limit or exclude such rights. A designation may be effective for up to five years and may be renewed on a rolling annual basis. By shareholders' resolution adopted on February 10, 1999, the Board of Management was authorized for a five-year period to limit or exclude from time to time the pre-emptive rights of holders of ordinary shares in the event of a share issue. The authorization expires on February 9, 2004.

         It is proposed to extend the authority of the Board of Management to limit or exclude the pre-emptive rights of holders of ordinary shares (including Ordinary Shares A and Ordinary Shares B after the amendment of the Articles of Association of the Company creating these classes of shares comes into effect) in the event of a share issue or granting of rights to subscribe to shares for a new five year period from the date of the Annual Meeting until July 23, 2004.

         The affirmative vote of the holders of a majority of the ordinary shares cast at the Annual Meeting and of UIH as the holder of our priority shares is required (provided at least 50% of the share capital of the Company is present in person or represented by proxy at the meeting) in order to extend the authorization to limit or exclude the pre-emptive rights of holders of ordinary shares in the event of a share issue for a five year period from the date of the Annual Meeting until July 23, 2004. If 50% or more of the share capital of the Company is not present in person or represented by proxy at the Annual Meeting, a two-thirds majority of the votes cast is required.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE SUPERVISORY BOARD TO LIMIT OR ELIMINATE PREEMPTIVE RIGHTS OF HOLDERS OF ORDINARY SHARES UNTIL JULY 23, 2004.

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.

              THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD
                           OF SUPERVISORY DIRECTORS OF
         UNITED PAN-EUROPE COMMUNICATIONS N.V. FOR THE ANNUAL MEETING OF
                SHAREHOLDERS TO BE HELD ON FRIDAY, JULY 23, 1999

     The undersigned hereby constitutes and appoints Anton H.E. v. Voskuijlen and Anton M. Tuijten, and each or either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of UNITED PAN-EUROPE COMMUNICATIONS N.V. to be held at The Okura Hotel, Fred. Roeskestraat 123, P.O. Box 74763, 1070 BT Amsterdam, The Netherlands, on July 23, 1999 at 2:00 p.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of ordinary shares (or American Depository Shares representing ordinary shares) the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS.
              THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE
 OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED BELOW.

                (TO BE SIGNED AND CONTINUED ON THE REVERSE SIDE.)

                                SEE REVERSE SIDE

[X] Please mark your votes as in this example.

1. Adoption of Annual Accounts and use of the English language:

      [  ]   FOR      [  ]    AGAINST  [  ]   ABSTAIN

2. To grant discharge to the members of the Board of Management for their management and the members of the Supervisory Board for their supervision thereof, insofar as such is apparent from the financial statements:

      [  ]   FOR      [  ]    AGAINST  [  ]   ABSTAIN

3. To remove J. Timothy Bryan from the Board of Management, as proposed by the holders of our priority shares, due to his departure from the Company's employment:

      [  ]   FOR      [  ]    AGAINST  [  ]   ABSTAIN

4. Election of Charles H.R. Bracken as a member of the Board of Management:

      [  ]  FOR       [  ]  WITHHOLD AUTHORITY TO VOTE FOR

5. To extend the authority of the Board of Management to repurchase up to 10% of the Company's share capital for a period of 18 months (until January 23, 2001):

      [  ]   FOR      [  ]    AGAINST  [  ]   ABSTAIN

6. To amend the Articles of Association of the Company to authorize a new class of 100 million Ordinary Shares B with the right to cast 1 vote per share and to increase the voting rights of the remaining authorized capital shares to 100 votes per share:

      [  ]   FOR      [  ]    AGAINST  [  ]   ABSTAIN

7. To extend the authority of the Board of Management to issue and/or grant rights to subscribe to shares in the capital of the Company for a period of five years (until July 23, 2004):

      [  ]   FOR      [  ]    AGAINST  [  ]   ABSTAIN

8. To extend the authority of the Board of Management to limit or exclude the pre-emptive rights of the holders of shares in the capital of the Company for a period of five years (until July 23, 2004):

      [  ]   FOR      [  ]    AGAINST  [  ]   ABSTAIN

NOTE: Such other business as may properly come before the meeting or any adjournment thereof shall be voted in accordance with the discretion of the attorneys and proxies appointed hereby.


SIGNATURE(S)                                     DATE  _________________________

-----------------------------------------------------


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NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.